EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
HEARTLAND FINANCIAL USA, INC.

The undersigned hereby certifies that at a meeting of the stockholders of Heartland Financial USA, Inc., a Delaware corporation (the “Company”), duly called and held on May 22, 2019, the amendment to the Company’s certificate of incorporation set forth below was duly adopted in accordance with the provisions of section 242 of the Delaware General Corporation Law, and that such amendment has not been subsequently modified or rescinded:

RESOLVED, that the first paragraph of Article XII of the certificate of incorporation of Heartland Financial USA, Inc., was amended and restated to provide as follows:

“Article XII

BOARD OF DIRECTORS

 The number of directors constituting the entire board of directors shall not be less than three nor more than thirteen as fixed from time to time by resolution of not less than 66 2/3% of the number of directors which immediately prior to such proposed change has been fixed, in the manner prescribed herein, by the board of directors of the corporation, provided, however, that the number of directors shall not be reduced as to shorten the term of any director at the time in office."

IN WITNESS WHEREOF, I have executed this certificate this 23rd day of May, 2019

/s/ Angela W. Kelley
Angela W. Kelley Senior Vice President and Corporate Secretary